UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                        Dobson Communications Corporation
                                (Name of Issuer)

                Class A Common Stock, par value $0.001 per share
                         (Title of Class of Securities)

                                    256069105
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 19 Pages

CUSIP No. 256069105                   13G/A              Page 2 of 19 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC               20-1901985
----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
----------------------------------------------------------------------------
     (3)    SEC USE ONLY
----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    8,055,799 shares of Class A Common Stock
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    8,055,799 shares of Class A Common Stock
----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            8,055,799 shares of Class A Common Stock
----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.33%
----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                   13G/A              Page 3 of 19 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
----------------------------------------------------------------------------
     (3)    SEC USE ONLY
----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,871,088 shares of Class A Common Stock
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,871,088 shares of Class A Common Stock
----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,871,088 shares of Class A Common Stock
----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.56%
----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                   13G/A              Page 4 of 19 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
----------------------------------------------------------------------------
     (3)    SEC USE ONLY
----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,871,088 shares of Class A Common Stock
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,871,088 shares of Class A Common Stock
----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,871,088 of Class A Common Stock
----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.56%
----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                   13G/A              Page 5 of 19 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Event Driven/Relative Value Fund, L.P.
----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
----------------------------------------------------------------------------
     (3)    SEC USE ONLY
----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    551,504 shares of Class A Common Stock
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    551,504 shares of Class A Common Stock
----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            551,504 shares of Class A Common Stock
----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.36%
----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                   13G/A              Page 6 of 19 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Event Driven/Relative Value Fund, Ltd.
----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
----------------------------------------------------------------------------
     (3)    SEC USE ONLY
----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,633,207 shares of Class A Common Stock
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,633,207 shares of Class A Common Stock
----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,633,207 shares of Class A Common Stock
----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.40%
----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                   13G/A              Page 7 of 19 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Highbridge Master L.P.
----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
----------------------------------------------------------------------------
     (3)    SEC USE ONLY
----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,871,088 shares of Class A Common Stock
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _____________________________________________________________

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    3,871,088 shares of Class A Common Stock
----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,871,088 shares of Class A Common Stock
----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.56%
----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                   13G/A              Page 8 of 19 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Highbridge Capital L.P.
----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
----------------------------------------------------------------------------
     (3)    SEC USE ONLY
----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,871,088 shares of Class A Common Stock
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _____________________________________________________________

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    3,871,088 shares of Class A Common Stock
----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,871,088 shares of Class A Common Stock
----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.56%
----------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON **
            PN
----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                   13G/A              Page 9 of 19 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Highbridge GP, Ltd.
----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
----------------------------------------------------------------------------
     (3)    SEC USE ONLY
----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,871,088 shares of Class A Common Stock
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    3,871,088 shares of Class A Common Stock
----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,871,088 shares of Class A Common Stock
----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.56%
----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                   13G/A              Page 10 of 19 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Highbridge GP, LLC
----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
----------------------------------------------------------------------------
     (3)    SEC USE ONLY
----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,871,088 shares of Class A Common Stock
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _____________________________________________________________

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    3,871,088 shares of Class A Common Stock
----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,871,088 shares of Class A Common Stock
----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.56%
----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                   13G/A              Page 11 of 19 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
----------------------------------------------------------------------------
     (3)    SEC USE ONLY
----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    8,055,799 shares of Class A Common Stock
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    8,055,799 shares of Class A Common Stock
----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            8,055,799 shares of Class A Common Stock
----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.33%
----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                   13G/A              Page 12 of 19 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
----------------------------------------------------------------------------
     (3)    SEC USE ONLY
----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    8,055,799 shares of Class A Common Stock
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    8,055,799 shares of Class A Common Stock
----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            8,055,799 shares of Class A Common Stock
----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.33%
----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 256069105                   13G/A              Page 13 of 19 Pages


     This Amendment No. 2 (this "Amendment") amends the statement on Schedule 13G/A filed on February 13, 2006, which amended the statement on Schedule 13G filed on May 18, 2005 (as amended, the "Schedule 13G") with respect to shares of Class A common stock, par value $0.001 per share (the "Common Stock") of Dobson Communications Corporation, an Oklahoma corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates items 2(a), 2(b), 2(c), 4 and 5 in their entirety as set forth below.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office or, if none, Residence
Item 2(c).  Citizenship
          Items 2(a), (b) and (c) of the Schedule 13G are amended and restated as follows:

          Highbridge International LLC
          The Cayman Corporate Centre, 4th Floor
          27 Hospital Road
          Grand Cayman, Cayman Islands, British West Indies
          Citizenship:  Cayman Islands, British West Indies

          Highbridge Capital Corporation
          The Cayman Corporate Centre, 4th Floor
          27 Hospital Road
          Grand Cayman, Cayman Islands, British West Indies
          Citizenship:  Cayman Islands, British West Indies

          Highbridge Capital Management, LLC
          9 West 57th Street, 27th Floor
          New York, New York  10019
          Citizenship:  State of Delaware

          Highbridge Event Driven/Relative Value Fund, Ltd.
          c/o Highbridge Capital Management, LLC
          9 West 57th Street, 27th Floor
          New York, New York  10019
          Citizenship:  State of Delaware

          Highbridge Event Driven/Relative Value Fund, L.P.
          c/o Highbridge Capital Management, LLC
          9 West 57th Street, 27th Floor
          New York, New York  10019
          Citizenship:  State of Delaware

          Highbridge Master L.P.
          c/o Harmonic Fund Services
          The Cayman Corporate Centre, 4th Floor
          27 Hospital Road
          George Town, Grand Cayman
          Cayman Islands, British West Indies
          Citizenship:  Cayman Islands, British West Indies

          Highbridge Capital L.P.
          c/o Highbridge Capital Management, LLC
          9 West 57th Street, 27th Floor
          New York, New York 10019
          Citizenship:  State of Delaware

CUSIP No. 256069105                   13G/A              Page 14 of 19 Pages


          Highbridge GP, Ltd.
          c/o Harmonic Fund Services
          The Cayman Corporate Centre, 4th Floor
          27 Hospital Road
          George Town, Grand Cayman
          Cayman Islands, British West Indies
          Citizenship:  Cayman Islands, British West Indies

          Highbridge GP, LLC
          c/o Highbridge Capital Management, LLC
          9 West 57th Street, 27th Floor
          New York, New York 10019
          Citizenship:  State of Delaware

          Glenn Dubin
          c/o Highbridge Capital Management, LLC
          9 West 57th Street, 27th Floor
          New York, New York 10019
          Citizenship:  United States

          Henry Swieca
          c/o Highbridge Capital Management, LLC
          9 West 57th Street, 27th Floor
          New York, New York 10019
          Citizenship:  United States

Item 4.   Ownership

          Item 4 is hereby amended and restated as follows:

          (a)  Amount beneficially owned:

               As of the date of this filing, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may each be deemed the beneficial owner of 3,871,088 shares of Common Stock issuable to Highbridge International LLC. In addition, as of the date of this filing Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may each be deemed the beneficial owner of (i) 3,633,207 shares of Common Stock issuable to Highbridge Event Driven/Relative Value Fund, Ltd., and (ii) 551,504 shares of Common Stock issuable to Highbridge Event Driven/Relative Value Fund, L.P.

               Highbridge International LLC is a subsidiary of Highbridge
Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the General Partner of Highbridge Event Driven/Relative Value Fund, L.P. and is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P. and Highbridge Event Driven/Relative Value Fund, Ltd. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC,

CUSIP No. 256069105                   13G/A              Page 15 of 19 Pages


Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Highbridge International LLC, Highbridge Event Driven/Relative Value Fund, L.P. and Highbridge Event Driven/Relative Value Fund, Ltd.

          (b)  Percent of class:

               The Company's quarterly report on Form 10-Q filed on November 9, 2006, indicates there were 151,217,475 shares of Common Stock outstanding as of November 1, 2006. Therefore (i) Highbridge International LLC, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC may be deemed to beneficially own 2.56% of the outstanding shares of Common Stock of the Company, (ii) Highbridge Event Driven/Relative Value Fund, Ltd. may be deemed to beneficially own 2.40% of the outstanding shares of Common Stock of the Company, (iii) Highbridge Event Driven/Relative Value Fund, L.P. may be deemed to beneficially own 0.36% of the outstanding shares of Common Stock of the Company, and (iv) Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed to beneficially own 5.33% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

          (c)  Number of shares as to which such person has:

               (i)     Sole power to vote or to direct the vote

                       See Item 4(a) above.

               (ii)    Shared power to vote or to direct the vote

                       See Item 4(a) above.

               (iii)   Sole power to dispose or to direct the disposition of

                       See Item 4(a) above.

               (iv)    Shared power to dispose or to direct
                       the disposition of

                       See Item 4(a) above.

Item 5.   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of January 29, 2007, by and among Highbridge International LLC, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Event Driven/Relative Value Fund, Ltd., Highbridge Event Driven/Relative Value Fund, L.P., Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 256069105                   13G/A              Page 16 of 19 Pages


SIGNATURES

          After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: January 29, 2007

HIGHBRIDGE INTERNATIONAL LLC              HIGHBRIDGE CAPITAL CORPORATION

By: Highbridge Capital Management, LLC    By: Highbridge Capital Management, LLC
    its Trading Manager                       its Trading Manager


By: /s/ Carolyn Rubin                     By: /s/ Carolyn Rubin
    ----------------------------------        ----------------------------------
Name: Carolyn Rubin                       Name: Carolyn Rubin
Title: Managing Director                  Title: Managing Director

HIGHBRIDGE CAPITAL MANAGEMENT, LLC        HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE
                                          FUND, L.P.

                                          By: Highbridge Capital Management, LLC
                                              its General Partner
By: /s/ Carolyn Rubin
    ----------------------------------    By: /s/ Carolyn Rubin
Name: Carolyn Rubin                           ----------------------------------
Title: Managing Director                  Name: Carolyn Rubin
                                          Title: Managing Director

HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE    HIGHBRIDGE MASTER L.P.
FUND, LTD.

By: Highbridge Capital Management, LLC    By: Highbridge GP, Ltd.
    its Trading Manager                       its General Partner

By: /s/ Carolyn Rubin                     By: /s/ Clive Harris
    ----------------------------------        ----------------------------------
Name: Carolyn Rubin                       Name: Clive Harris
Title: Managing Director                  Title: Director


HIGHBRIDGE CAPITAL L.P.                   HIGHBRIDGE GP, LTD.

By: Highbridge GP, LLC
    its General Partner

By: /s/ Clive Harris                      By: /s/ Clive Harris
    ----------------------------------        ----------------------------------
Name: Clive Harris                        Name: Clive Harris
Title: Director                           Title: Director

HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                      /s/ Glenn Dubin
    ----------------------------------    --------------------------------------
Name: Clive Harris                        GLENN DUBIN
Title: Director

CUSIP No. 256069105                   13G/A              Page 17 of 19 Pages


/s/ Henry Swieca
--------------------------------------
HENRY SWIECA

CUSIP No. 256069105                   13G/A              Page 18 of 19 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.01 par value, of Dobson Communications Corporation, an Oklahoma corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of January 29, 2007

HIGHBRIDGE INTERNATIONAL LLC              HIGHBRIDGE CAPITAL CORPORATION

By: Highbridge Capital Management, LLC    By: Highbridge Capital Management, LLC
    its Trading Manager                       its Trading Manager


By: /s/ Carolyn Rubin                     By: /s/ Carolyn Rubin
    ----------------------------------        ----------------------------------
Name: Carolyn Rubin                       Name: Carolyn Rubin
Title: Managing Director                  Title: Managing Director

HIGHBRIDGE CAPITAL MANAGEMENT, LLC        HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE
                                          FUND, L.P.

                                          By: Highbridge Capital Management, LLC
                                              its General Partner
By: /s/ Carolyn Rubin
    ----------------------------------    By: /s/ Carolyn Rubin
Name: Carolyn Rubin                           ----------------------------------
Title: Managing Director                  Name: Carolyn Rubin
                                          Title: Managing Director

HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE    HIGHBRIDGE MASTER L.P.
FUND, LTD.

By: Highbridge Capital Management, LLC    By: Highbridge GP, Ltd.
    its Trading Manager                       its General Partner

By: /s/ Carolyn Rubin                     By: /s/ Clive Harris
    ----------------------------------        ----------------------------------
Name: Carolyn Rubin                       Name: Clive Harris
Title: Managing Director                  Title: Director


HIGHBRIDGE CAPITAL L.P.                   HIGHBRIDGE GP, LTD.

By: Highbridge GP, LLC
    its General Partner

By: /s/ Clive Harris                      By: /s/ Clive Harris
    ----------------------------------        ----------------------------------
Name: Clive Harris                        Name: Clive Harris
Title: Director                           Title: Director

CUSIP No. 256069105                   13G/A              Page 19 of 19 Pages


HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                      /s/ Glenn Dubin
    ----------------------------------    --------------------------------------
Name: Clive Harris                        GLENN DUBIN
Title: Director


/s/ Henry Swieca
--------------------------------------
HENRY SWIECA